[ ** ] Confidential treatment requested

Exhibit 10.149

GMAC Residential Funding

November 1, 2001

Mr. Steve Majerus
Vice President, Secondary Marketing
E-Loan, Inc.
5875 Arnold Road
Dublin, California 94568

SS# [ ** ] / CCID# [ ** ]

Dear Steve:

This letter shall serve as the first amendment (the "Commitment Amendment") to the GMAC-Residential Funding ("GMAC-RFC") Master Commitment dated as of October 23, 2001 by and between GMAC-RFC and E-Loan, Inc. All other terms and conditions of the GMAC-RFC Master Commitment not amended in the Commitment Amendment shall remain in full force and effect.

The terms and conditions of this Commitment Amendment are as follows:

PRODUCT, PROGRAM and UNDERWRITING VARIANCES:
HOME SOLUTION PROGRAM: (Home Solution)

E-Loan, Inc. may deliver Home Solution first mortgage loans, which meet the terms of the attached Exhibit A, which is incorporated into this Commitment. Program criteria for the Home Solution program are described on the attached Exhibit A. Except to the extent otherwise expressly provided on the attached Exhibit A, all loans must comply with the loan eligibility and all other loan requirements contained in the Client Guide.

FANNIE MAE DESKTOP UNDERWRITER AUTOMATED UNDERWRITING:

(Jumbo A, Expanded Criteria)

GMAC-RFC agrees to purchase loans that have been underwritten by Fannie Mae Desktop Underwriter with the limitations and requirements set forth in the attached Exhibit B. GMAC-RFC further agrees that, with respect to loans sold under the Master Commitment, the credit underwriting requirements described in Exhibit B supersede any conflicting requirements in Part Four (4) of the Client Guide.

FREDDIE MAC LOAN PROSPECTOR AUTOMATED UNDERWRITING:

(Jumbo A, Expanded Criteria)

GMAC-RFC agrees to purchase loans that have been underwritten by Freddie Mac Loan Prospector with the limitations and requirements set forth in the attached Exhibit C. GMAC-RFC further agrees that, with respect to loans sold under the Master Commitment, the credit underwriting requirements described in the attached Exhibit C supersede any conflicting requirements in Part Four (4) of the Client Guide.

Future Amendments:

GMAC-RFC and E-Loan, Inc. agree to notify each other when issues arise that are not addressed in this Commitment Amendment. Any amendments to this Commitment Amendment must be mutually agreed upon in writing.

Termination:

GMAC-RFC may at any time in the exercise of its sole discretion terminate E-Loan, Inc. right to sell loans to GMAC-RFC under this Commitment Amendment with 30 days written notice by GMAC-RFC to E-Loan, Inc. GMAC-RFC may from time to time in the exercise of its sole discretion modify or supplement any of the program criteria or requirements effective immediately upon notice by GMAC-RFC to E-Loan, Inc.

Confidentiality:

GMAC-RFC and E-Loan, Inc. each agree that the specific tetras and provisions of this Commitment is confidential except as required by law or as may be reasonably necessary to be disclosed in connection with the sale or seeuritization of loans sold to GMAC-RFC by E-Loan, Inc.

Commitment Offer Expiration Date:	This agreement may be canceled at GMAC-RFC's option if an executed copy is not received on or before November 7, 2001.

We look forward to our continued relationship with E-Loan, Inc. If the terms of this commitment amendment letter are agreeable with you, please so indicate by executing both of the closed copies, return one original to GMAC-RFC on or before the date indicated above, and retain the other original for your records.

Sincerely,

Lori Zaloumis
Sales Director

AGREED AND ACCEPTED BY:
E-LOAN, INC.

SIGNATURE:

NAME:

TITLE:

DATE:

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